INDEPENDENT AUDITORS' REPORT








To the Joint Venture Participants
of Cyanco Company


We have audited the accompanying balance sheet of Cyanco Company as of December 31, 1997 and 1996, and the related statements of income, joint venture capital, and cash flows for the years ended December 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyanco Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles.






                                                  TANNER+Co.







Salt Lake City, Utah
January 27, 1998

                                                                  CYANCO COMPANY

                                                                   Balance Sheet

                                                                    December 31,

----------------------------------------------------------------------------------------------------------




                                                                             1997              1996
                                                                       -----------------------------------
              Assets

Current assets:
     Cash                                                              $       2,929,000 $       2,751,000
     Accounts receivable, net                                                  2,421,000         3,327,000
     Inventories                                                                 938,000           883,000
     Prepaid expenses                                                            240,000           258,000
                                                                       -----------------------------------

                  Total current assets                                         6,528,000         7,219,000

Property, plant and equipment, net                                            19,963,000        18,252,000
Other assets, net                                                                630,000           738,000
                                                                       -----------------------------------

                                                                       $      27,121,000 $      26,209,000
                                                                       ===================================

----------------------------------------------------------------------------------------------------------

              Liabilities and Joint Venture Capital

Current liabilities - accounts payable and accrued expenses            $       2,103,000 $       3,473,000
                                                                       -----------------------------------

Deferred royalty                                                               2,443,000         2,443,000
                                                                       -----------------------------------

Commitments and contingencies                                                          -                 -

Joint venture capital                                                         22,575,000        20,293,000
                                                                       -----------------------------------

                                                                       $      27,121,000 $      26,209,000
                                                                       ===================================




----------------------------------------------------------------------------------------------------------


See accompanying notes to financial statements.
                                                                                                         1


                                                                 CYANCO COMPANY

                                                            Statement of Income

                                                       Years Ended December 31,

----------------------------------------------------------------------------------------------------------








                                                            1997             1996              1995
                                                     -----------------------------------------------------

Revenues:
     Net sales                                       $       31,596,000 $     31,181,000 $      25,203,000
     Other                                                      242,000          417,000            97,000
                                                     -----------------------------------------------------

                                                             31,838,000       31,598,000        25,300,000
                                                     -----------------------------------------------------


Costs and expenses:
     Cost of sales                                           17,791,000       17,670,000        16,062,000
     General and administrative                               1,765,000        3,265,000         2,915,000
     Interest                                                         -           53,000           111,000
                                                     -----------------------------------------------------

                                                             19,556,000       20,988,000        19,088,000
                                                     -----------------------------------------------------

                  Net income                         $       12,282,000 $     10,610,000 $       6,212,000
                                                     =====================================================




----------------------------------------------------------------------------------------------------------


See accompanying notes to financial statements.
                                                                                                         2


                                                                 CYANCO COMPANY

                                             Statement of Joint Venture Capital

                                  Years Ended December 31, 1997, 1996, and 1995

----------------------------------------------------------------------------------------------------------




                                                           Nevada
                                                         Chemicals,         Degussa
                                                            Inc.             Corp.            Total
                                                     -----------------------------------------------------

Balance, January 1, 1995                             $        6,362,000 $      6,555,000 $      12,917,000

Distributions                                                (2,250,000)      (2,250,000)       (4,500,000)

Capital contributions                                            21,000                -            21,000

Net income                                                    3,106,000        3,106,000         6,212,000
                                                     -----------------------------------------------------

Balance, December 31, 1995                                    7,239,000        7,411,000        14,650,000

Distributions                                                (2,500,000)      (2,500,000)       (5,000,000)

Capital contributions                                            33,000                -            33,000

Net income                                                    5,305,000        5,305,000        10,610,000
                                                     -----------------------------------------------------

Balance, December 31, 1996                                   10,077,000       10,216,000        20,293,000

Distributions                                                (5,000,000)      (5,000,000)      (10,000,000)

Net income                                                    6,141,000        6,141,000        12,282,000
                                                     -----------------------------------------------------

Balance, December 31, 1997                           $       11,218,000 $     11,357,000 $      22,575,000
                                                     =====================================================





------------------------------------------------------------------------------


See accompanying notes to financial statements.
                                                                                                         3


                                                                 CYANCO COMPANY

                                                        Statement of Cash Flows

                                                       Years Ended December 31,

----------------------------------------------------------------------------------------------------------




                                                                 1997            1996           1995
                                                            ----------------------------------------------
Cash flows from operating activities:
     Net income                                             $    12,282,000 $    10,610,000 $    6,212,000
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                            1,441,000       1,903,000      1,608,000
         Loss on disposal of equipment                                1,000               -          3,000
         Changes in assets and liabilities:
              Decrease (increase) in accounts
                receivable                                          906,000          73,000     (1,662,000)
              Increase in inventories                               (55,000)       (121,000)      (336,000)
              Decrease (increase) in prepaid expenses                18,000         (53,000)       (37,000)
              (Decrease) increase in accounts payable
                and accrued expenses                             (1,370,000)        835,000        600,000
                                                            ----------------------------------------------

                  Net cash provided by
                  operating activities                           13,223,000      13,247,000      6,388,000
                                                            ----------------------------------------------

Cash flows from investing activities:
     Purchase of property, plant and equipment                   (3,106,000)     (5,125,000)    (1,046,000)
     Decrease (increase) in other assets                             61,000         (21,000)      (156,000)
                                                            ----------------------------------------------

                  Net cash used in
                  investing activities                           (3,045,000)     (5,146,000)    (1,202,000)
                                                            ----------------------------------------------

Cash flows from financing activities:
     Deferred royalties                                                   -               -         (2,000)
     Payments on long-term debt                                           -      (1,903,000)      (621,000)
     Distributions and payments to joint venture
       participants                                             (10,000,000)     (5,000,000)    (4,500,000)
                                                            ----------------------------------------------

                  Net cash used in
                  financing activities                          (10,000,000)     (6,903,000)    (5,123,000)
                                                            ----------------------------------------------

                  Net increase in cash                              178,000       1,198,000         63,000

Cash, beginning of year                                           2,751,000       1,553,000      1,490,000
                                                            ----------------------------------------------

Cash, end of year                                           $     2,929,000 $     2,751,000 $    1,553,000
                                                            ==============================================



----------------------------------------------------------------------------------------------------------


See accompanying notes to financial statements.
                                                                                                         4


                                                                 CYANCO COMPANY

                                                  Notes to Financial Statements

                                                     December 31, 1997 and 1996
--------------------------------------------------------------------------------


 1.  Summary of Business and Significant Accounting Policies Organization
Cyanco Company (the Company) is the owner and operator of a liquid sodium cyanide manufacturing facility located in Humboldt County, Nevada. The Company operates within the mining industry.

The Company is a non-corporate  joint venture.  Nevada  Chemicals,  Inc. (Nevada
Chemicals), a wholly-owned subsidiary of Mining Services International Corporation (MSI) owns a 50 percent interest in the joint venture, and Degussa Corporation (Degussa) owns a 50 percent interest in the joint venture.

The joint venture agreement also provides that each party has a first right of refusal to purchase the other party's interest in the event of withdrawal of one of the parties.


Cash Equivalents
For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.


Inventories
Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out (FIFO) method.


Property, Plant and Equipment
Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation on property, plant and equipment, other than the sodium cyanide plant, is determined using the straight-line method over the estimated useful lives of the assets which range from three to ten years. Depreciation on the sodium cyanide plant is determined using the units-of-production method. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property, plant and equipment are reflected in current operations.


Other Assets
Included in other assets are amounts relating to a payment for the license of certain technology and deferred costs associated with the sodium cyanide manufacturing facility. Amortization of these costs is determined using the units-of-production method. Amortization expense of other assets totaled $47,000, $83,000, and $58,000 in 1997, 1996 and 1995, respectively.


--------------------------------------------------------------------------------

                                                          CYANCO COMPANY
                                           Notes to Financial Statements
                                                               Continued

------------------------------------------------------------------------------



 1.  Summary of Business and Significant Accounting Policies Continued

Revenue Recognition
Revenue is recognized upon shipment of the product.

Income Taxes
The joint venture is not subject to federal income taxes since all income tax effects accrue directly to the joint venture participants.

Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. The Company has a distribution agreement with Degussa, which requires Degussa to indemnify the Company against any credit risk from receivables.


The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

The Company's customer base consists primarily of mining companies in the Western United States. Although the Company is directly affected by the well-being of the mining industry, management does not believe significant credit risk exists at December 31, 1997.


Use of Estimates in the Preparation of Financial Statements The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Reclassification
Certain amounts in the financial statements for 1996 and 1995 have been reclassified to conform with the current year presentation.



--------------------------------------------------------------------------------

                                                          CYANCO COMPANY
                                           Notes to Financial Statements
                                                               Continued

------------------------------------------------------------------------------



2. Detail of Certain Balance Sheet Accounts

                                    December 31,
                              ------------------------
                                  1997        1996
                              ------------------------
Accounts receivable:
   Trade receivables          $  2,424,000 $ 3,330,000

   Less allowance for doubtful
     accounts                       (3,000)     (3,000)
                              ------------------------

                              $  2,421,000 $ 3,327,000
                              ========================




Inventories:
   Raw materials              $    741,000 $   716,000
   Finished Goods                  197,000     167,000
                              ------------------------

                              $    938,000 $   883,000
                              ========================




Accounts payable and accrued expenses:
   Trade payables             $  1,738,000 $ 2,624,000
   Accrued expenses                303,000     762,000
   Due to joint venture
    participants                    62,000      87,000
                              ------------------------

                              $  2,103,000 $ 3,473,000
                              ========================






--------------------------------------------------------------------------------

                                                          CYANCO COMPANY
                                           Notes to Financial Statements
                                                               Continued

------------------------------------------------------------------------------



3. Property, Plant and Equipment

Property, plant and equipment is comprised of the following:


                                    December 31,
                              ------------------------
                                  1997        1996
                              ------------------------

Land                          $    463,000 $   463,000
Plant                           24,190,000  17,720,000
Machinery and equipment          1,610,000   1,590,000
Office equipment and fixtures      158,000     111,000
Vehicles                           220,000     170,000
Construction in progress         1,141,000   4,662,000
                              ------------------------

                                27,782,000  24,716,000

Less accumulated depreciation
 and amortization               (7,819,000) (6,464,000)
                              ------------------------

                              $ 19,963,000 $18,252,000
                              ========================



4. Bank-Line of Credit
The Company has a bank line-of-credit agreement which allows the Company to borrow a maximum amount of $7,000,000 at an interest rate equal to the bank's LIBOR plus .5%. The line-of-credit matures on July 8, 1999, is secured by guarantees from Degussa and MSI and had no outstanding balance at December 31, 1997 and 1996.


5. Deferred Royalty
The Company has a $2,500,000 royalty agreement which calls for the Company to pay a royalty on the first 28,000,000 pounds of sodium cyanide produced in the original plant. The royalty is computed as the amount of one-half cent per pound for each pound of sodium cyanide sold on annual gross sales above $12,500,000 and less than $15,000,000 and one cent per pound for each pound of sodium cyanide sold on annual gross sales above $15,000,000. The Company has the option to buy out the royalty agreement at any time for $2,500,000 less royalties paid. The Company's joint venture agreement provides for payments made under the royalty agreement to be specifically allocated to Nevada Chemicals as a reduction of their allocable income or distribution of assets upon dissolution or sale of the Company.


The amount due under this agreement for the 1997 production was approximately $20,000, which was paid by Nevada Chemicals subsequent to the year ended December 31, 1997.


--------------------------------------------------------------------------------

                                                          CYANCO COMPANY
                                           Notes to Financial Statements
                                                               Continued

------------------------------------------------------------------------------




6. Related Party Transactions

                                          Years Ended December 31,
                                      ----------------------------------
                                         1997       1996        1995
                                      ----------------------------------

Sales to joint venture partner
  (see note 7)                       $31,596,000 $31,181,000 $25,203,000

Raw materials purchased
from  joint venture partner          $   568,000 $ 2,443,000 $ 3,354,000

Management  fees,  cost
reimbursements and other
fees  paid to joint  venture
partners included in selling,
general and administrative
expenses                             $   948,000 $   951,000 $   761,000

Amounts payable to joint
venture partner included in
accounts payable                     $    62,000 $    87,000 $   839,000

Lease payment to joint
venture partner                      $    62,000 $    18,000 $    23,000



7. Distribution Agreement
The Company has entered into an agreement with Degussa which provides for Degussa to act as the exclusive (with certain exceptions) distributor of the Company's products.


Consequently, substantially all of the Company's revenues and trade receivables are from Degussa. The agreement expires in May 1998, but may be renewed for subsequent terms subject to approval of both of the joint venture partners.


--------------------------------------------------------------------------------

                                                          CYANCO COMPANY
                                           Notes to Financial Statements
                                                               Continued

------------------------------------------------------------------------------


8. Profit Sharing Plan
The Company has adopted a defined contribution profit sharing plan which qualifies under Section 401(K) of the Internal Revenue Code. The plan provides retirement benefits for employees meeting minimum age and service requirements. Participants may contribute up to 20 percent of their gross wages, subject to certain limitations. The Company made contributions of $33,000 to the plan during 1997, $29,000 during 1996, and $16,000 during 1995.


9. Fair Value of Financial Instruments
None of the Company's financial instruments are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 1997, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the company using available market information and appropriate valuation methodologies. Considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.


10. Supplemental Cash Flow Information

                                      Years Ended December 31,
                                  -------------------------------
                                     1997       1996       1995
                                  -------------------------------

Amounts paid for interest          $      - $  79,000 $  123,000
                                  ===============================

During the years ended December 31, 1996 and 1995, the Company reduced its deferred royalty and increased its joint venture capital for royalty payments made by Nevada Chemicals Inc., of $33,000 and $21,000, respectively.


11. Commitments and Contingencies
The Company provides medical benefits for its employees under a plan which is partially self-funded by the Company.

The Company has entered into long-term transportation agreements for natural gas at its plant. The terms of these agreements provide for the supplier to provide natural gas to the plant site and for the Company to purchase certain minimum quantities of such gas per year. The term of the agreement is for ten years beginning in February 1990.


--------------------------------------------------------------------------------